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                                                                   EXHIBIT 10.12

                RESIGNATION AGREEMENT AND MUTUAL GENERAL RELEASE

        This Resignation Agreement and Mutual General Release ("Agreement"), entered into by and between Western Water Company, a Delaware corporation ("Western Water"), on the one hand, and John H. Huston, an individual ("Huston"), on the other hand (Western Water and Huston are sometimes hereinafter referred to individually as a "Party" and collectively as the "Parties"), is made with respect to the following facts:

                                 R E C I T A L S

        A. Western Water and Huston entered into an Employment Agreement dated August 15, 1997.

        B. Huston and Western Water desire to terminate the Employment
Agreement.

        C. The Parties now intend to fully and finally settle and compromise any and all other Claims (as defined below) of any type, whether known or unknown, arising prior to the date hereof, and to execute and deliver this Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

                              OPERATIVE PROVISIONS

        1. Resignation. As of the Effective Date of this Agreement Huston shall resign in all capacities as an officer, employee and as a member of the Board of Directors of Western Water by executing Exhibit A attached hereto.

        2. Consideration. Western Water and Huston agree to the following actions in full discharge of any and all of Western Water's obligations to Huston including, without limitation, any possible claims of Huston:

                (a) Western Water shall pay to Huston as a severance payment the sum of One Hundred Thousand Dollars ($100,000.00) less deductions required by law, including without limitation FICA, State and Federal withholding, and SDI ("appropriate withholdings").

                (b) Western Water shall pay to Huston Twenty-eight Thousand Four Hundred Sixty-one Dollars ($28,461.00) for accrued vacation to which Huston is entitled, less appropriate withholdings.

                (c) Huston presently owns incentive or non-qualified options to purchase 196,000 shares of common stock of Western Water. The terms of such options shall be amended to provide that they are fully vested on the Effective Date of this Agreement, and shall expire on the second anniversary of the Effective Date of this Agreement.

                (d) Western Water presently holds an option (the "Option") to purchase 1,200,000 shares of common stock of Integrated Water Technologies ("IWT") pursuant to the "Option Agreement" dated November 24, 1993 and amended April 24, 1996 ("The Option Agreement"), entered into between Alan M. Voorhees, Summit Enterprises, Inc. of Virginia and Western Water Company. A copy of The Option Agreement is attached hereto as Exhibit B and incorporated by reference. As of the Effective Date, Huston shall own a 60% interest in such Option, and from May 1, 1998 through March 28, 1999, Huston will have the exclusive right and option to acquire Western Water's 40% interest in the Option in accordance with the following procedure:



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                      (i)   On or before March 28, 1999, Huston may give Western
Water written notice that he desires to purchase Western Water's 40% interest in the Option and the cash price for such purchase. Western Water shall have five days from the receipt of such notice to accept Huston's proposal or to make counter offer to Huston. In the event of a counter offer, Huston shall have five days to accept a counter offer. In the event Huston does not accept the counter offer, the Parties shall immediately attempt to agree on a person or entity to determine the value of Western Water's 40% interest in the Option.

                      (ii) In the event that the Parties cannot agree on the fair market value as of such exercise date, then Huston and Western Water shall select an independent third party expert to determine such fair market value within thirty (30) days after exercise of the Huston Option. In the event Huston and Western Water cannot agree on a third party expert then Huston and Western will each select a third party expert, the two of whom will then agree on an independent third party expert who will individually determine such fair market value within ten (10) days of his selection.

                      (iii) Once the price is so determined, Huston shall have five days to make payment in full of such price to Western Water and Western Water shall thereupon assign the entire Option to Huston. If Huston fails to exercise the Option by March 28, 1999, then Western Water shall be entitled to exercise the Option. If between October 1, 1998 and March 28, 1999 Western Water exercises the Option it will immediately notify Huston and he will have five days to purchase 60% of the shares received by Western Water at Western Water's cost. If Huston fails to purchase the shares within five days after exercise of the Option by Western Water, Huston will have no further rights to such shares and Western Water shall have 100% of the ownership of such shares.

               (e) Huston hereby agrees that he will act as a consultant to Western Water for six (6) months from the date of execution of this Agreement at ten (10) hours per month without charge, provided that Western Water shall pay all of Huston's out-of-pocket expenses in performing such consulting services, and provided further that Huston shall perform such services under the direction of and at the request of the President of Western Water Company.

               (f) Western Water agrees to retain and pay IWT as a consultant in 1998 to the same total dollar extent as or more than in 1997. However, should Western Water not use IWT's consulting services in 1998 to the same extent as in 1997, IWT shall credit any unused portion of the 1998 consulting fee against Western Water's 1999 consulting fee(s) with IWT.

               (g) Huston shall be entitled to keep and retain the Xerox machine, computer and fax machine, office supplies, and materials located at #2 Shining Oak Drive, Littleton, Colorado (Huston's residence from which he has conducted Western Water's Colorado affairs).

               (h) Western Water shall reimburse Huston for his attorneys' fees incurred in negotiating and completing this Agreement, but in an amount not to exceed $2,000.00 for attorneys' fees, subject to appropriate documentation of such attorneys' fees.

               (i) Western Water shall pay all debts charged to Huston's corporate expense account through the Effective Date of this Agreement, upon presentation by Huston of appropriate documentation of the expenses incurred.

        3. Release by Huston. Subject to Section 16, Huston, on behalf of himself and his spouse, family members, relatives, affiliates, assignors, assigns, predecessors and successors-in-interest, and their respective officers, directors, shareholders, principals, partners, employees, assigns, and attorneys (collectively the "Huston Releasing Parties"), hereby forever unconditionally releases and discharges Western Water (including its shareholders, officers, directors, employees, subsidiaries and affiliates, agents, lawyers and representatives), and their spouses, family members, relatives, predecessors and successors-in-interest, and their respective affiliates, servants, agents, representatives, assigns and attorneys (collectively the "Western Water Released Parties"), from any and all rights, liabilities, claims,



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demands, damages, costs, fees, expenses, losses, judgments, liens, interests, debts, actions and causes of action of every kind whatsoever (collectively, the "Claims") that Huston has, had or may have, arising or accruing on or before the date hereof, regardless of whether asserted before, on or after the date hereof, and regardless of whether known or unknown, including without limitation the following: (a) Huston's employment with Western Water; (b) the cessation of Huston's employment with Western Water; (c) the allegations by Huston regarding allegedly improper management policies and practices of Western Water; (d) violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any breach of fiduciary obligation, or any tort, including, without limitation, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, fraud, negligent misrepresentation, wrongful discharge in violation of public policy or any legal restrictions on Western Water's right to terminate employees, or any federal, state, or other governmental statute, regulation or ordinance, including, without limitation; (i) Title Vll of the Civil Rights Act of 1964 (race, color, religion, sex, and national origin discrimination); (ii) 42 U.S.C. Section 1981 (discrimination); (iii) 29 T.J.S.C. Section 206(d)(1) (equal pay); (iv) 29 U.S.C. Section 621, et seq. (age discrimination); (v) the California Fair Employment and Housing Act (discrimination including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age); (vi) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (vii) Executive Order 11141 (age discrimination); (viii) Sections 503 and 504 of the Rehabilitation Act of 1973 (handicap discrimination); (ix) California Labor Code (wages, hours and other regulations of employment); and (x) the Employee Retirement Income Security Act of 1974 (ERISA) (denial of employee benefits) (collectively the "Huston Released Claims"). Huston agrees never to seek, apply or reapply for employment or reemployment from Western Water or the Western Water Released Parties, and agrees not to bring any action of any kind, administrative or judicial, based upon any future denial of employment or reemployment.

        4. Covenant Not to Sue by Huston. Subject to Section 16, Huston, on his behalf and on behalf of the Huston Releasing Parties, hereby forever unconditionally agrees and covenants to refrain from suing Western Water or any of the Western Water Released Parties or bringing any action of any kind whatsoever against Western Water or any of the Western Water Released Parties with respect to the Huston Released Claims.

        5. Release by Western Water. Subject to Section 16, Western Water, on behalf of itself and on behalf of its affiliates, assignors, assigns, predecessors and successors-in-interest, and their respective officers, directors, shareholders, principals, partners, employees, assigns, and attorneys (collectively the "Western Water Releasing Parties"), hereby forever unconditionally releases and discharges Huston and his spouse, family members, relatives, predecessors and successors-in-interest, and their respective officers, directors, shareholders, principals, partners, employees, affiliates, servants, representatives, assigns and attorneys (collectively the "Huston Released Parties") from any and all rights, liabilities, claims, demands, damages, costs, fees, expenses, losses, judgments, liens, interests, debts, actions, and causes of action of every kind whatsoever (collectively the "Claims") that Western Water has, had or may have, arising or accruing on or before the date hereof, regardless of whether asserted before, on or after the date hereof, and regardless of whether known or unknown, including without limitation the following: (a) Huston's employment with Western Water; (b) the cessation of Huston's employment with Western Water; (c) the allegations by Huston regarding allegedly improper management policies and practices of Western Water; and (d) violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any breach of fiduciary obligation, or any tort, including, without limitation, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, fraud, negligent misrepresentation, or any federal, state, or other governmental statute, regulation or ordinance (collectively the "Western Water Released Claims").

        6. Covenant Not to Sue by Western Water. Subject to Section 16, Western Water, on its behalf and on behalf of the Western Water Releasing Parties, hereby forever unconditionally agrees and covenants to refrain from suing Huston or any of the Huston Released Parties or bringing any action of any kind whatsoever against Huston or any of the Huston Released Parties with respect to the Western Water Released Claims.



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        7. Unknown Claims. Subject to Section 16 Huston, on his behalf and on behalf of the Huston Releasing Parties, and Western Water, on its behalf and on behalf of the Western Water Releasing Parties, understand and hereby agree that this Agreement shall act as a release of any and all Huston Released Claims and Western Water Released Claims, respectively, whether known or unknown, arising, accruing or based on facts, events or circumstances in existence on or before the date hereof, whether known or unknown, that each of the Parties has, had or may ever have against each of the other Parties relating to the Huston Released Claims and the Western Water Released Claims.

               In this connection, each of Huston, on his behalf and on behalf of the Huston Releasing Parties, and Western Water, on its behalf and on behalf of the Western Water Releasing Parties, acknowledge that, subject to Section 16 hereof, each hereby releases the Huston Released Claims, and Western Water Released Claims, respectively, whether such currently are known or unknown, foreseen or unforeseen, suspected to exist or not suspected to exist, and each of the Parties acknowledges that each has read, is familiar with, understands and waives the provisions of California Civil Code Section 1542, which provides as follows:

               A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

               Furthermore, each of the Parties acknowledges that the foregoing waivers were separately bargained for and are a key element of the consideration for entering into this Agreement.

        8. Age Discrimination Waiver: Huston understands and hereby agrees that, by entering into this Agreement, he is expressly waiving any and all Claims he may have arising under the Age Discrimination in Employment Act of 1967, as amended, in existence on or before the date hereof, Huston expressly acknowledges and agrees he: (a) will receive compensation different from that which he was already entitled to receive before entering into this Agreement;
(b) has been represented by an attorney of his choice in negotiating this Agreement; (c) is hereby advised in writing to consult with an attorney before signing this Agreement; (d) was given a copy of this Agreement on December 9, 1997 and informed that he has twenty-one (21) days within which to consider the Agreement; and (e) was informed that he has seven (7) days following the date of execution of the Agreement in which to revoke the Agreement.

        9. Insurance and Indemnification. Nothing contained in this Agreement shall be interpreted or construed or deemed to be interpreted or construed as preventing Huston from obtaining indemnification from Western Water if such indemnification otherwise would be available to Huston strictly in accordance with Article 11 of the Bylaws of Western Water and applicable common or statutory law.

        10. Information. "Confidential Information" means documented information not in the public domain and not published that Western Water or the Western Water Released Parties, in the period preceding and up to and including the cessation of Huston's employment have received under conditions of confidentiality, and Western Water trade secrets, Western Water unpublished data, Western Water marketing plans, Western Water business plans, Western Water unpublished financial information, Western Water budgets, and Western Water corporate unpublished projections, the disclosure of which could be detrimental to Western Water or subject Western Water to liability to a third party. Huston acknowledges that by reason of his position with Western Water he has been given access to such Confidential Information. Huston represents and warrants that he does have in his possession, but will deliver to Western Water on the effective date of this Agreement, if physically possible, in no event later than January 31, 1998, any and all documented Confidential Information and any copies thereof, together with all documents belonging to Western Water or the Western Water Released Parties. Huston agrees that he shall preserve as confidential and not use any Confidential Information.



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        11. Taxes. Except for the appropriate withholdings, Huston shall be exclusively liable for the payment of all federal and state taxes which may be due as a result of the payment of Western Water to Huston of the consideration stated in sub-Sections 2(a) through 2(h). Should Huston not pay all state and federal taxes which may be due as the result of Western Water's payment to him of said consideration, Huston agrees to save, hold harmless, indemnify and defend (with counsel reasonably acceptable to Western Water) Western Water and the Western Water Released Parties from any and all loss, cost, fees, claims, damages or expenses (including without limitation reasonable attorneys' fees, costs and disbursements) taxes, interest or penalties incurred by Western Water and the Western Water Released Parties in any way arising out of a breach of Huston's obligations arising out of this section 11.

        12. No Duress. Each of the Parties hereto acknowledges that each has been advised by or has had the opportunity to consult legal counsel in connection with the granting of the releases contained in this Agreement and that this Agreement is entered into freely, without duress, coercion, menace or other undue influence.

        13. Voluntary Execution. Each of the Parties hereto: (a) voluntarily and knowingly executes this Agreement with the intent of effecting the extinguishment of the Huston Released Claims and the Western Water Released Claims, whichever applies; (b) has read this Agreement and understands all of its terms; and (c) has executed this Agreement, with full knowledge of its significance without relying upon any representations or warranties, except those set forth as provided for herein, by any of the other Parties or their attorneys.

        14. Representations and Warranties. Each of the Parties hereto represents and warrants that: (a) the person executing this Agreement on behalf of such Party has the authority to execute and deliver this Agreement; (b) he or it has taken all necessary action to authorize the execution and delivery of this Agreement; and (c) he or it has all requisite power to consummate the transactions contemplated by this Agreement and to perform the obligations under this Agreement.

        15. No Admission of Liability. This Agreement is a compromise of disputed claims, and the execution of this Agreement shall not be considered or treated at any time or for any purpose as an admission of liability by any of the Parties to this Agreement. No past or present wrongdoing on the part of any of the Parties shall be implied from the negotiation or the consummation of this Agreement.

        16. Effectiveness of Agreement and Releases. The date of execution or entry into this Agreement shall be deemed the last date of execution of the Agreement by any of the Parties (the "Date of Entry"). Huston may revoke this Agreement in its entirety for a period of seven (7) days following the Date of Entry (the "Revocation Period"). Any revocation of the Agreement must be in writing and hand delivered to Western Water during the Revocation Period. This Agreement shall become effective eight (8) days following the Date of Entry (the "Effective Date"), unless it is revoked during the Revocation Period. The releases set forth in this Agreement and the covenants set forth in this Agreement are intended to and shall become effective eight (8) days following the Date of Entry, unless this Agreement is revoked during the Revocation Period. The releases set forth in this Agreement shall not apply to breaches of this Agreement by either Party.

        17. No Transfer of Claims. Except as otherwise provided herein, each Party warrants and represents to the other Party that it has not transferred, assigned, sold, hypothecated or otherwise conveyed, or purported to transfer, assign, sell, hypothecate or otherwise convey, any of the Huston Released
Claims or Western Water Released Claims, as the case may be, that such Party may have against the other Party, and each Party hereby agrees to save, hold harmless, indemnify and defend (with counsel reasonably acceptable to the indemnified Party) the other Party from and against any and all loss, cost, fees, claims, damages or expenses (including without limitation reasonable attorneys' fees, costs and disbursements) in any way arising out of a breach of the foregoing representations.


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        18. Confidentiality of Agreement. Except for the public announcement attached as Exhibit C hereto, and except as provided in sub-Section 18(b), no public announcement concerning the negotiation, execution and/or delivery of this Agreement or the transactions contemplated hereby, or concerning the facts and circumstances surrounding Huston's cessation of employment with Western Water (the "Settlement Information"), shall be made by any Party, and all Settlement Information shall be deemed confidential. Either Party's disclosure of the fact that the Parties entered into this Agreement shall not be deemed a public announcement of Settlement Information within the meaning of this Section 18.

                (a) Non-Defamatory and Disparaging Statements. Neither Party shall make any defamatory statements concerning the other Party. Each Party represents and warrants that such Party and its agents, representatives and attorneys have not made, at any time, any defamatory statements regarding the other Party to any third party. Huston agrees that he will not, directly or indirectly, disparage Western Water in any way, and that he will not make any disparaging comments to entities (including, without limitation, banks and shareholders) doing business with or contemplating doing business with Western Water concerning Western Water, its officers and directors, its management policies, and its properties. Western Water, on its behalf and on behalf of the Western Water Released Parties, agrees that it will not, directly or indirectly, disparage IWT in any way and that it will not make any disparaging comments to entities (including, without limitation, banks and shareholders) doing business with or contemplating doing business with IWT concerning IWT, its officers and directors, its management policies, and its properties.

                (b) Disclosure Provision. Notwithstanding any provision to the contrary contained herein, each Party shall be entitled to disclose the Settlement Information: (a) to the extent the same shall have otherwise become publicly available (unless made publicly available only by the Party seeking to disclose the same); (b) to their spouses, attorneys, and accountants, provided such persons are informed of this confidentiality provision and agree to be bound hereby; (c) as required by federal or state law, including without limitation federal or state securities laws; (d) as required by court order deposition or document subpoena or otherwise in truthful statements made under oath or penalty of perjury; or (e) as necessary to enforce this Agreement or any provision or term of this Agreement, or defend against the alleged breach of this Agreement or any provision or term of this Agreement.

        19. Miscellaneous.

               (a) Attorneys' Fees. Should any Party to this Agreement reasonably retain counsel for the purpose of enforcing any provision of this Agreement, including without limitation instituting any action or proceeding to enforce any provision of this Agreement, for damages or injunctive or other relief by reason of any alleged breach of any provision of this Agreement for a declaration based on a demonstrated necessity of such Party's rights or obligations under this Agreement, or for any other judicial or equitable remedy, then if the matter is resolved by judicial or quasi judicial determination (including arbitration, if such arbitration is agreed to by the Parties), the prevailing Party or Parties shall be entitled, in addition such other relief as may be granted, to be reimbursed by the losing Party or Parties for all reasonable costs and expenses incurred, including without limitation all reasonable attorneys' fees and costs for services rendered to the prevailing Party or Parties and all reasonable attorneys' fees and costs incurred in enforcing any judgment or order entered. The prevailing Party or Parties shall be determined by the court (or arbitrator, if arbitration is agreed to by the Parties) in the initial or any subsequent proceeding.

               (b) Controlling Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of California, without giving effect to any choice-of-law or conflicts-of-laws rule or principle that would result in application of other laws.



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               (c) Headings. Headings, titles and captions hereof are for convenience only and shall not constitute a portion of this Agreement or are used for the interpretation thereof. Further, the Parties hereby stipulate that signed counterpart facsimile copies of this Agreement shall be deemed an executed original for all purposes.

               (d) Amendment. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged, or terminated except by an instrument in writing signed by the Party against which the enforcement of such writing is sought, and then only to the extent set forth in writing.

               (e) Waiver. Any waiver of any provision or of any breach of any provision of this Agreement must be in writing and any waiver by any Party of any breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Agreement. The failure of any Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered or construed or deemed a waiver of any provision, or any breach of any provision, of this Agreement or deprive that Party of the right thereafter to insist upon strict adherence to that term or provision, or any other term or provision, of this Agreement. No delay or omission on the part of any of the Parties in exercising any right under this Agreement shall operate as a waiver of any such right or any other right under this Agreement.

               (f) Liberal Construction. This Agreement constitutes a fully negotiated agreement among commercially sophisticated parties, each assisted by legal counsel, and the terms of this Agreement shall not be construed or interpreted for or against any Party hereto. The Parties hereby agree that California Civil Code Section 1654 shall not apply to the terms of this Agreement.

               (g) Entire Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the matters set forth herein and supersedes all prior or contemporaneous understandings or agreements between the Parties with respect to the subject matter hereof whether oral or written.

               (h) Notice. Any notice, approval, consent, waiver or other communication required or permitted to be given or to be served upon any of the Parties in connection with this Agreement shall be in writing. Such notice shall be personally served, sent by facsimile, telegram, or cable, or sent prepaid by registered or certified mail with return receipt requested, or sent by reputable overnight delivery service, such as Federal Express, and shall be deemed given:
(i) if personally served, when delivered to the Party to whom such notice is addressed; (ii) if given by facsimile, telegram, or cable, when sent; (iii) if given by prepaid or certified mail with return receipt requested, on the date of execution of the return receipt; or (iv) if sent by reputable overnight delivery service, such as Federal Express, when received. Any notice given by facsimile, telegram, or cable shall be confirmed in writing by the Party sending such notice, and such confirmation shall be delivered or sent by any of the other means of delivery set forth in this Section 19, within forty-eight (48) hours after notice was sent by facsimile, telegram or cable. Such notices shall be addressed to the Party to whom such notice is to be given at the Party's address set forth below or as such Party shall otherwise direct in a writing to all other Parties delivered or sent in accordance with this Section 19(h).
If to Western Water, to:

        Western Water Company
        4660 La Jolla Village Drive
        Suite 825
        San Diego, California 92122
        Attn: Peter L. Jensen
        Fax No. (619) 535-9260



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With a copy to:

        Troy & Gould Professional Corporation
        1801 Century Park East, 16th Floor
        Los Angeles, CA 90067
        Attn: William D. Gould, Esq.
        Fax No. (310) 201-4746

If to Huston, to:

        John H. Huston
        #2 Shining Oak Drive
        Littleton, Colorado 80127

With a copy to:

        Strauss & Asher
        750 B Street
        Suite 1910
        San Diego, CA 92101
        Attn: David Strauss, Esq.
        Fax No. (619) 237-5311

        (i) Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assignable by any Party without the prior written consent of all other Parties, which shall not be unreasonably withheld. Subject to the foregoing restriction, provisions of this Agreement shall be binding upon and inure to the benefit of all affiliates, parent corporations, subsidiaries, assigns, successors-in-interest, personal representatives, administrators, spouses, family members, relatives, heirs, devisees and legatees of the Parties hereto.

        (j) Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect notwithstanding such invalidity, illegality or unenforceability.

        (k) Good Faith and Fair Dealing. The Parties hereto acknowledge and agree that the performances required by the provisions of this Agreement shall be undertaken in good faith, and with all Parties dealing fairly with each other.

        (l) No Third Party Beneficiaries. This Agreement does not create, and shall not be construed to create, any rights enforceable by any person, partnership, corporation, joint venture, limited liability company or other form of organization or association of any kind, not a Party to this Agreement.

        (m) Costs and Fees of Litigation. Except as otherwise set forth in this Agreement, each of the Parties acknowledges and agrees that each of the Parties shall bear his or its own attorney's fees and costs incurred on account of, or in any way related to or arising from, the negotiation and execution of this Agreement.

        (n) Arbitration. Any dispute or controversy between the Parties in any way arising out of, related to, or connected with this Agreement or the subject matter thereof, otherwise in any way arising out of, related to, or connected with Huston's employment with Western Water, shall be resolved through final and binding arbitration in San Diego, California, pursuant to California Civil Procedure Code Sections 1282-1284.2. The arbitration shall be before the American Arbitration Association Employee Dispute Panel and shall be governed by the National Rules for the Resolution of Employment Disputes and/or the Commercial Arbitration Rules promulgated by the American Arbitration Association. In the event of such arbitration, it is the intent of the parties to provide for judicial review of the arbitrator's award for errors of



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law and fact and to permit the reviewing court to revise and correct the award accordingly. The prevailing Party shall be entitled to recover all reasonable costs and expenses incurred by such Party in connection therewith, including attorneys' fees. The non-prevailing Party shall also be solely responsible for all costs of the arbitration, including, but not limited to, the arbitrators' fees, court reporters' fees, and any and all other administrative costs of the arbitration, and promptly shall reimburse the prevailing Party for any portion of such costs previously paid the prevailing Party. Any dispute as to the reasonableness of costs and expenses shall be determined by the arbitrator.

        (o) Competition and Non-Solicitation. Huston agrees that for a period of 24 months from the Effective Date of this Agreement Huston shall not directly or indirectly, without the prior written consent of Western Water:

               (i) Solicit, entice, persuade or induce any employee, consultant, agent or independent contractor of Western Water, (except Eric R. Robbins) or any of the subsidiaries or affiliates of Western Water, to become employed by any person, firm or corporation other than Western Water, or such subsidiary or affiliate, or approach any such employee, (except Eric R. Robbins) consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any such actions by any third party.

               (ii) Directly or indirectly own, control, or invest in any entity (other than Western Water and IWT) which buys or sells water rights in the states of California, Nevada, Utah, Arizona, and New Mexico. Notwithstanding anything herein to the contrary, nothing shall limit Huston's right to hold and make passive investments not in excess of 5% of the outstanding Common Stock of any publicly traded entity; or

               (iii) Solicit any entity presently having a contractual relationship with Western Water, which at the time of solicitation has a contractual relationship with Western Water.

        IN WITNESS WHEREOF, this Agreement is executed as of the last date below written.


WESTERN WATER COMPANY, a Delaware corporation


/s/ PETER L. JENSEN                            Dated: December 17, 1997.
----------------------------------
By: Peter L. Jensen, President



JOHN H. HUSTON ("HUSTON")

/s/  JOHN H. HUSTON                            Dated: December 18, 1997.
----------------------------------
John H. Huston


APPROVED AS TO FORM AND CONTENT:


By: /s/  William D. Gould
----------------------------------
 Attorney for Western Water Company

By: /s/  Mark A. Bennett
----------------------------------
     Attorney for John H. Huston

                                   ENDORSEMENT


        I, John H. Huston, hereby acknowledge that I was given or took 21 days to consider the foregoing Resignation Agreement and Mutual General Release ("Agreement") and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

        I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

        Executed this 18th day of December, 1997 in Littleton, Colorado


                                                   /s/  JOHN H. HUSTON
                                                   -----------------------------
                                                   John H. Huston


                                CONSENT OF SPOUSE

        I, Candace A. Huston, acknowledge that I have read the foregoing Resignation Agreement and Mutual General Release ("Agreement") and that I know its contents. I am aware that by its provisions my spouse, John H. Huston, agrees to waive and release the Huston Released Claims, as that term is defined in the Agreement, against Western Water and the Western Water Released Parties, as those terms are defined in the Agreement, including my community interest, if any, in the Huston Released Claims. I am aware that my spouse was given or took 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period. I hereby consent to my spouse's waiver and release of the Huston Released Claims and to my spouse's execution of the Agreement prior to the expiration of the 21-day period, and agree that the Huston Released Claims and my interest in them are subject to the provisions of the Agreement and that I will take no action at any time to hinder operation of the Agreement or to assert any of the Huston Released Claims against Western Water or the Western Water Released Parties.

        I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

        Executed this 17th day of December, 1997 in Littleton, Colorado.


                                             /s/  CANDACE A. HUSTON
                                             -----------------------------------
                                                  Candace A. Huston

                                    EXHIBIT A


        This is to advise you that effective December 26, 1997, I hereby resign my positions as an officer and an employee of Western Water Company and any subsidiaries or affiliates of Western Water Company.



                                             /s/  JOHN H. HUSTON
                                             -----------------------------------
                                                   John H. Huston

                                    EXHIBIT B


                    OPTION AGREEMENT DATED NOVEMBER 24, 1993

           FIRST AMENDMENT TO THE OPTION AGREEMENT DATED APRIL 4, 1996

                     ESCROW AGREEMENT DATED NOVEMBER 24, 1993

                                OPTION AGREEMENT

        This Option Agreement is made this 24th day of November 1993 by Alan M. Voorhees ("Voorhees"), Summit Enterprises, Inc. of Virginia ("Summit") and Western Water Company, a California corporation ("Water").

                                R E C I T A L S :

        A. BCI Geonatics, Inc., a Delaware corporation (the "Company"), has issued and outstanding capital stock as indicated on Exhibit A hereto.

        B. Voorhees and Summit recently converted indebtedness owing by the Company into shares of Common Stock of the Company.

        C. Voorhees and Summit desire to enter into an agreement with Water pursuant to which Voorhees and Summit will grant Water an option with respect to an aggregate of 15,000,000 shares of Common Stock of the Company (the "Stock").

        In order to consummate the transactions set forth in this Agreement and in consideration of the mutual promises made in this Agreement and the mutual benefits to be derived from this Agreement, the parties hereto agree as follows:

                1. Option and Exercise Price.

                      a. Voorhees and Summit hereby grant to Water an option to purchase all (but not less than all) of the stock for a cash purchase price of $1,500,000 (the "Exercise Price"). Such option may be exercised at any time during the period commencing on November 10, 1993 and ending on October 14, 1998.

                      b. The option described in Paragraph a above shall be exercised by Water's giving written notice of such exercise to Voorhees and Summit. Such notice shall be effective when mailed certified mail to Voorhees and Summit in accordance with the notice provisions found in Paragraph 4 of this Agreement.

                      c. Upon the execution of this Agreement, Voorhees and Summit shall deposit with Invisions, Inc. in escrow certificates for the stock property endorsed in blank or with stock powers properly endorsed in blank. The terms of such escrow are set forth in Exhibit B hereto.

                      d. In consideration for the option described in Paragraph a above, Water, upon execution hereof, shall pay to each of Voorhees and Summit One Hundred Dollars ($100.00) by check (the "Option Payment").

                      e. If at any time the Company shall by subdivision, combination, consolidation or reclassification of shares, cash or stock dividend, stock split or other distribution, or otherwise change the corporate structure of the Company, Voorhees and Summit agree to make appropriate adjustments to preserve the benefits to Water including, without limitation, adjustments in the number of shares subject to this option.

                2. The Closing.

                      In the event the option described in Paragraph 1 is exercised, the Escrow Holder shall release to Water certificates for the Stock duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer, upon Water's delivery of the Exercise Price, by cashier's or certified check.

                3. Representation and Warranty of Voorhees and Summit.

                      Voorhees and Summit each represents and warrants that he and it own all of the shares of the Stock and have good and marketable title thereto and the absolute right to sell, assign and transfer the same to Water free and clear of all liens, claims, ledges and encumbrances of any kind.

                4. Notices.

                      Any notice, request, instruction or other document to be given hereunder to any party shall be in writing delivered personally or sent by registered or certified mail, postage prepaid, as follows:

               If to Voorhees and Summit:

               Alan M. Voorhees
               c/o Summit Enterprises, Inc. of Virginia
               1308 Devils Reach Road
               Suite 302
               Woodbridge, VA 22192

               If to Water:

               Western Water Company
               4660 La Jolla Village Drive
               Suite 680
               San Diego, CA 92122

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                        SUMMIT ENTERPRISES, INC. OF VIRGINIA


                                        By /s/   ALAN M. VOORHEES, CHAIRMAN
                                           -------------------------------------


                                        /s/  ALAN M. VOORHEES
                                        ----------------------------------------
                                             Alan M. Voorhees


                                        WESTERN WATER COMPANY


                                        By /s/   PETER L. JENSEN
                                           -------------------------------------
                                             Peter L. Jensen, President

                                ESCROW AGREEMENT


        THIS ESCROW AGREEMENT is made and entered into this 24th day of November 1993, by and between Alan M. Voorhees and Summit Enterprises, Inc. of Virginia (collectively, "Shareholder"), Western Water Company ("Water") and Invisions, Inc., a corporation, as escrow holder ("Escrow Holder").

                                 R E C I T A L S

        A. Shareholder and Water have entered into that certain Option Agreement dated as of even date (the "Agreement");

        B. The Agreement provides, among other things, that Water shall have the option to purchase the Stock (as defined in the Agreement) of BCI Geonetics, Inc., a Delaware corporation (the "Company"), at such times and on such terms and conditions as are provided for in the Agreement (the "Option"); and

        C. Shareholder and Water desire to provide for an orderly and rapid method of transfer of the Stock upon the exercise of the Option pursuant to the Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto do hereby agree as follows:

               1. a. Immediately upon execution of this Escrow Agreement, Shareholder shall deliver, or cause to be delivered to the Escrow Holder, certificates for all shares of the Stock, duly endorsed in blank or with stock powers duly endorsed in blank, in proper form for transfer (collectively, the "Escrow Shares"), to be held in escrow under the terms of this Escrow Agreement.

                      b. If (i) any stock certificate deposited upon execution hereof should subsequently be exchanged for or converted into any other certificate, instrument, right or property, (collectively, "Exchange Securities"), or (ii) the Company shall effect any reorganization, reclassification, consolidation, merger or other event that results in the exchange of securities or other assets ("Replacement Securities") for the Escrow Shares, or (iii) the Company shall issue any additional shares of capital stock to Shareholder, including but not limited to, shares issued upon any stock split or stock dividend affecting the Escrow Shares ("Additional Securities"), then all Exchange Securities, Replacement Securities and Additional Securities shall be delivered to the Escrow Holder and when received by the Escrow Holder shall become or be included in the Escrow Shares for the purpose of this Escrow Agreement.

                      c. During the term of this Escrow Agreement, Shareholder shall retain all rights with respect to the Escrow Shares, except for the right to sell, assign or transfer any interest in the Escrow Shares free of the terms and conditions of this Agreement.

               2. The Escrow Holder is hereby instructed by the Shareholder to transfer to Water all Escrow Shares specified in a notice referred to in subparagraph 2(a) below, upon the occurrence of all of the following events:

                      a. The delivery to Shareholder of the written notice of exercise of the Option; and

                      b. The delivery to Shareholder by Water of the Exercise Price (as defined in the Agreement) for the Escrow Shares being purchased pursuant to the exercise of the Option in the amount and in the manner provided for in the Agreement.

               3. This Escrow Agreement shall terminate upon the first to occur of the following events:

                      a. The transfer to Water of the Escrow Shares pursuant to Paragraph 2 hereof; or

                      b. The expiration of the period of time provided in the Agreement for the exercise of the Option.

        If this Escrow Agreement is terminated pursuant to subparagraph b above, the Escrow Holder shall thereupon return to Shareholder the Escrow Shares.

               4. This Escrow Agreement shall be binding upon the parties hereto and their respective transferees, successors, assigns, legal representatives, heirs and legatees.

               5. This Escrow Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date and year first above written.


                                        "SHAREHOLDER"

                                        SUMMIT ENTERPRISES, INC. OF VIRGINIA


                                        By /s/  ALAN M. VOORHEES, CHAIRMAN
                                           -------------------------------------

                                           /s/  ALAN M. VOORHEES
                                           -------------------------------------


                                        "WATER"

                                        WESTERN WATER COMPANY


                                        By /s/   PETER L. JENSEN, PRESIDENT
                                           -------------------------------------


                                        "ESCROW HOLDER"

                                        INVISIONS, INC.


                                        By /s/   JAMES C. QUIBODEAUX
                                           -------------------------------------

                                        Address: 1275 30th Street
                                                 San Diego, CA 92154-3476
                                                 (619) 575-3300

                     FIRST AMENDMENT TO THE OPTION AGREEMENT


This Amendment is made as of April 4, 1996 by Alan M. Voorhees ("Voorhees"), Summit Enterprises, Inc. of Virginia ("Summit") and Western Water Company, a Delaware corporation ("Water").

WHEREAS Voorhees, Summit and Water (collectively, the "Parties") entered into an Option Agreement on November 24, 1993 ("Agreement") and seek to modify such Agreement.

In consideration of a check for Twenty-Five Dollars ($25.00) to each of Voorhees and Summit, the mutual promises made herein, the mutual benefits to be derived from this Amendment, and other good and valuable consideration, the Parties agree as follows:

1. The optioned share figure of "15,000,000" contained in line 4 of Paragraph C of the Agreement is hereby changed to "12,000,000".

2. Paragraph 1(a) of the Agreement is deleted in its entirety and replaced with the following:

        a. Voorhees and Summit hereby grant to Water an option to purchase all "but not less than all" of the Stock, for a cash purchase price of $480,000 (the "Exercise Price"). Such an option may be exercised at any time during the period commencing on April 4, 1994 and ending on April 4, 1999.

3. Except as amended herein, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect.


SUMMIT ENTERPRISES, INC. OF VIRGINIA      WESTERN WATER COMPANY


/s/     ALAN M. VOORHEES                  /s/    MARILYN BUSEMAN DREYER
---------------------------------         --------------------------------------
By:     Chairman                          By: Marilyn Buseman Dreyer, CFO

Alan M. Voorhees


/s/     ALAN M. VOORHEES
---------------------------------

                                    EXHIBIT C


          WESTERN WATER COMPANY ANNOUNCES RESIGNATION OF JOHN H. HUSTON
                      AS DIRECTOR AND SENIOR VICE PRESIDENT


        Western Water Company (Nasdaq: WWTR) announced today that John H. Huston has resigned as a Director and Senior Vice President of the Company. Mr. Huston, a water attorney and geologist with 22 years experience in water rights development and marketing started with the Company in 1992 and became a director in 1995. He is presently Chairman of Integrated Water Technologies, Inc. ("IWT"). IWT is a geotechnical consulting company that provides groundwater geological and GIS services to Western Water.

        Peter L. Jensen, President of 'Western Water, said "The Company has benefited greatly from Mr. Huston's association, work and expertise. He will be focusing his efforts at IWT and will continue to support Western Water with his talents and insights. I wish to thank him for his help in building Western Water over the past five and one-half years and look forward to a continuing beneficial relationship as Western Water anticipates a new exciting growth period."